UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 2, 2022

CME GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31553	36-4459170
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

20 South Wacker Drive	Chicago	Illinois	60606
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s telephone number, including area code: (312) 930-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock	CME	Nasdaq

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) of this chapter or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 2, 2022, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of CME Group Inc. (the “Company”) recommended and the Board approved an amended and restated employment agreement (the “Amended Agreement”) with Terrence A. Duffy, the Company’s Chairman and Chief Executive Officer, which extends Mr. Duffy’s current term of employment until December 31, 2024.

Under the Amended Agreement, beginning January 1, 2022, Mr. Duffy’s annual base salary increased from $1,500,000 to $2,000,000. No changes were made to Mr. Duffy’s annual target bonus opportunity under the Company’s annual incentive plan or to his annual target grant date value opportunity under the Company’s omnibus stock plan. Under the Amended Agreement, if Mr. Duffy is employed by the Company on December 31, 2024, (i) Mr. Duffy will be entitled to a bonus opportunity under the Company’s incentive plan for the 2024 plan year (without any requirement to remain employed after such date) and (ii) all outstanding unvested time-vesting equity awards granted to Mr. Duffy after December 31, 2023 will vest and all of Mr. Duffy’s performance-based equity awards granted during such period shall become vested or be forfeited solely based on actual performance measured over the full performance term, which bonus award and vesting are subject to Mr. Duffy’s timely execution and delivery of a general release. The terms of Mr. Duffy’s employment agreement otherwise remained the same.

In connection with the extension of Mr. Duffy’s contract, the Compensation Committee also recommended and the Board approved a one-time special bonus for Mr. Duffy in the amount of $5 million payable in March 2022. The special bonus is in addition to the annual bonus opportunity Mr. Duffy is entitled to relating to 2021.

In approving the Amended Agreement with the extended term and special bonus, the Compensation Committee and the Board agreed it was in the best interests of the Company and the shareholders. The Compensation Committee and the Board considered the importance of Mr. Duffy’s continued, long-term leadership of the organization, his role in the Company’s performance during the pandemic, including its continued effective operation of its markets during times of historic volatility, the achievement of the synergies relating to the acquisition of NEX Group plc, the execution of the transformative strategic partnership with Google and the Company’s continued ability to deliver shareholder value in the form of stock price appreciation and its dividend policy. The Compensation Committee and the Board also took into account other factors, including the Company’s strong performance under his long-tenure career and his significant contributions, his role in our government relations advocacy and the Company’s commitment to the prioritization of the health and welfare of its employees.

The foregoing description is only a summary of certain terms of the Amended Agreement and is qualified in its entirety by the complete text of the Amended Agreement, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference as though fully set forth herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Agreement, effective as of February 2, 2022, by and between CME Group Inc. and Terrence A. Duffy.

104	The cover page from CME Group Inc.’s Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CME Group Inc.

Registrant

Date: February 2, 2022	By:	/s/ John W. Pietrowicz
	Name: Title:	John W. Pietrowicz Chief Financial Officer & Senior Managing Director Finance Principal Financial Offer and Duly Authorized Officer